                       AMENDMENT NUMBER ONE
                                TO
                   AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NUMBER ONE TO AGREEMENT AND PLAN OF MERGER (hereinafter referred to as the "Amendment"), made and entered into as of the 6th day of November, 1995, by and between EFFINGHAM INTERIM CORPORATION, Rincon, Georgia, a corporation organized under the laws of the State of Georgia ("Interim Bank") and a wholly-owned subsidiary of Bank Corporation of Georgia, Macon, Georgia, a Georgia corporation ("Bank Corp"), and EFFINGHAM BANK & TRUST, Rincon, Georgia, a bank organized under the laws of the State of Georgia ("Effingham") (Interim Bank and Effingham being sometimes referred to collectively as the "Constituent Companies"):

                       W I T N E S S E T H:

     WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated September 8, 1995 (the "Merger
Agreement") pursuant to which Interim Bank will be merged into Effingham; and

     WHEREAS, the Boards of Directors of Interim Bank and
Effingham deem it advisable and for the benefit of each of said entities and their respective shareholders that the parties amend the Merger Agreement;

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises and of the mutual agreements hereinafter contained, it is hereby agreed by and between the parties hereto that, the Merger Agreement shall be amended as follows:

     1. Attachment 1 to the Merger Agreement is hereby deleted in its entirety and Attachment 1 to this Amendment is inserted into the Merger Agreement in its place.

     2.  Except as specifically set forth herein, the Merger
Agreement shall continue in full force and effect until further modified or terminated in accordance with its terms.

     3. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

     4. This Amendment shall be construed under and governed in accordance with the laws of the State of Georgia without regard to principles of conflict of laws.

     5. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

     6. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Constituent Companies have each caused this Amendment Number One To Agreement and Plan of Merger to be executed on their respective behalfs and their respective corporate seals affixed hereto on the day and year first above written.


                    (BANK SEAL)              EFFINGHAM BANK & TRUST

          Attest:

          /s/ Charles Teel                   By:/s/ Heys E. McMath III
          Secretary                                President


                                             EFFINGHAM INTERIM CORPORATION
                 (CORPORATE SEAL)

          Attest:

                                             By:/s/ Joseph W. Evans
          /s/ James R. McLemore, Jr.              President
          Secretary
                           Attachment 1

     The directors of the Surviving Bank will be as follows:


                       Ronald Van Den Heuvel
                       J. Thomas Wiley, Jr.
                       Heys E. McMath, III
                       Norma Jean Morgan
                       Charles Teel
                       Kimball A. Warnock
                       Mike Miller